Exhibit 10.1

FIRST AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

THIS FIRST AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (“Agreement”) is made and entered into by and between Landair Transport, Inc. (“Company”) and John A. Tweed (“Executive”). Once signed by both parties, this Agreement will be deemed effective as of January 25, 2021 (“Effective Date”). This Agreement amends, replaces and supersedes that certain Executive Severance Agreement by and between the parties dated June 5, 2020 (the “Original Agreement”).

1.    Employment.  Executive is currently employed by the Company. Executive has previously entered into that certain Confidentiality, Non-Disclosure and Restrictive Covenants Agreements (the “NDA”) with the Company (or an affiliate). In the event of a conflict between the terms set forth herein and those set forth in Executive’s NDA, the terms set forth herein shall control.

2.    Term.  This Agreement shall commence on the Effective Date and end on the date that Executive’s employment is terminated under this Agreement or the close of business on July 3, 2021, whichever occurs first (the “Expiration Date”) (collectively the “2021 Term”). Executive shall be an at-will employee whose employment may be terminated by either Executive or the Company at any time, for any reason, with or without Cause, subject to the terms of this Agreement.

3.    Compensation. As compensation for Executive’s services during the 2021 Term, the Company shall pay to Executive a base annualized salary of $512,000 (“Annual Base Salary”), which salary shall be paid in conformity with the Company’s pay practices generally applicable to Company executives. Executive shall also receive his bonus earned for Fiscal Year 2020. This bonus shall be paid promptly to Executive after approval by the Compensation Committee of Parent and in conformity with the Company’s bonus compensation pay practices generally applicable to Company executives. Executive shall be entitled to participate in all employee benefit plans and programs to the same extent generally available to similarly situated Company executives in accordance with the terms of those plans and programs. Executive further agrees that Executive’s employment can be transferred within the Company Group by Parent without effecting the rights and obligations set forth in this Agreement, provided a Change in Control is not effected in connection with such transfer.

4.    Equity. The remaining 3,750 shares of stock awarded to the Executive at the date of the Landair sale pursuant to the July 27, 2018 award, and the 50,000 performance shares awarded to the Executive on June 5, 2020 that were earned will continue to vest in accordance with their terms and be fully vested by July 3, 2021, subject to forfeiture as provided in the applicable award documents.

Contemporaneously with signing this Agreement the Executive will be awarded 50,000 time-based restricted shares which will fully vest on the first anniversary of the grant, or an earlier Change-in-Control of the Company. No other vesting requirements will apply. For the avoidance of doubt death, disability, or termination of this agreement will not interfere with continued vesting of these restricted shares.

5.    Termination.

5.1    Termination Procedures.

(a)    During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death or on July 3, 2021) shall be communicated by a Notice of Termination from one party hereto to the other party hereto in accordance with this Section 5.1(a). For purposes of this Agreement, a “Notice of Termination” shall mean, (i) in the case of a termination of the Executive’s employment by the Company without Cause, a written notice of termination, (ii) in the case of a termination of the Executive’s employment by the Company for Cause, a written notice of termination, which will indicate the conduct set forth in the definition of Cause set forth herein that the Executive was found to have violated, (iii) in the case of a termination of the Executive’s employment by the Company due to Executive’s Disability, a written notice of termination, and (iv) in the case of the Executive terminating his or her employment with the Company, a written notice of termination; provided, that a Notice of Termination by the Executive in the case of a Constructive Termination shall specify in reasonable detail the event or circumstance constituting the Constructive Termination under the definition of Constructive Termination set forth herein, and such notice of Constructive Termination must be provided by the Executive to the Company within ninety (90) days of the initial existence of the condition giving rise to the Constructive Termination. Notwithstanding anything to the contrary contained herein, if the Executive engages in conduct that the Company or Parent reasonably believes to be imminently harmful to the Company, Parent, or any subsidiary or affiliate of the Company or Parent (collectively, the “Company Group”), the Company may terminate the Executive’s employment by giving the Executive a verbal Notice of Termination, which may be effective immediately, and which shall be effective for purposes of this Agreement.

(b)“    Date of Termination” with respect to any purported termination of the Executive’s employment during the term of this Agreement shall mean July 3, 2021, provided that if Executive is terminated prior to July 3, 2021, then Date of Termination shall mean:

(i)    if Executive’s employment is terminated by the Company for Disability, the date specified in the Notice of Termination (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties before the date set forth in the Notice of Termination);

(ii)    if Executive’s employment is terminated because of Executive’s death, immediately upon the death of Executive;

(iii)    if Executive’s employment is terminated by the Company for any reason other than Executive’s death or Disability, the date specified in the Notice of Termination; and

(iv)    in the case of termination by the Executive (including a Constructive Termination), thirty (30) days after the date such Notice of Termination is given; provided, in the case of a Constructive Termination, the Notice of Termination contemplated by Paragraph (a) of this Section 5.1 shall be deemed cancelled, void and of no further force and effect, and no payment obligation of the Company shall arise therefrom, if the Company rescinds or otherwise eliminates or reverses the action or event that would otherwise constitute grounds for Constructive Termination, and so notifies the Executive in writing within thirty (30) days of its receipt of the notice of Constructive Termination.

For purposes of this Agreement, the term “

Disability

” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

5.2    Payments Upon Termination.

(a)    If, Executive’s employment is terminated for any reason, including termination on July 3, 2021, Executive shall receive the following (“Standard Pay”): (i) the portion of Executive’s then current Annual Base Salary accrued through Executive’s date of termination (pro-rated if applicable); (ii) any vested (as determined by Parent’s compensation committee with respect to performance-vested awards and at the date of vesting with respect to time-vested awards) bonus payments, stock options or restricted stock to which Executive is entitled as of the date of termination pursuant to this Agreement or any plan in which Executive is then participating, provided the payment thereof is not contingent or conditional on Executive’s continued employment with the Company or the satisfaction of any other condition (including, without limitation, performance criteria) which has not been satisfied; and (iii) any payments for reimbursement of expenses, which are due, accrued or payable as of the date of Executive’s termination in accordance with the Company’s expense reimbursement policy.

(b)    If Executive’s employment is terminated by the Company without Cause, prior to July 3, 2021 at any time other than between execution of a definitive agreement in contemplation of a Change in Control (as defined below) and continuing through twenty-four (24) months following a Change in Control, and other than as a result of Executive’s death or Disability, then the Company shall pay to Executive, in addition to the Standard Pay, the following payments (the “Continuation Severance Payments”), subject to Section 6 below: (i) Executive’s then-current Annual Base Salary for a twenty-four (24) month period, in the form of salary continuation payments, plus (ii) any management incentive cash bonus payment that Parent’s compensation committee determined was attained under the terms of such cash bonus plan (and would have been paid to Executive for the year in which Executive’s employment is terminated) except (A) such cash bonus payment, if any, shall be prorated through Executive’s date of separation, and (B) any performance criteria applicable to such cash bonus will be deemed to have been achieved at the “target” level set forth in such cash bonus plan (regardless of the level actually attained), all of which shall be payable periodically in accordance with the Company’s normal payroll procedures, practices and policies. Additionally, the Company will pay the premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, if any, at the rates and eligibility then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period of twenty-four (24) months from the date of Executive’s termination of employment, (B) the date upon which Executive (and Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which Executive ceases to be eligible for coverage under COBRA. Executive’s receipt of COBRA Coverage is subject to Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, if any.

(c)    If, prior to July 3, 2021, either (i) a Constructive Termination of Executive occurs while Executive remains employed by the Company or its successor, or (ii) if Executive’s employment is terminated by the Company without Cause, in each case, between execution of a definitive agreement in contemplation of a Change in Control and continuing through twenty-four (24) months following a Change in Control, then the Company shall pay to Executive, in addition to the Standard Pay, the following amounts (the “CIC Severance Payments”) (the Continuation Severance Payments and the CIC Severance Payments, each individually a “Severance Payment” and together, the “Severance Payments”), subject to Section 6 below: a lump sum amount equal to: (i) three (3) times the sum of Executive’s Annual Base Salary, plus (ii) any management incentive cash bonus payment that Executive would have been eligible for in the year in which Executive’s employment is terminated (regardless of whether or not the criteria for such cash bonus payment was actually met), provided that any performance criteria applicable to such cash bonus will be deemed to have been achieved at the “target” level (regardless of the level actually attained or whether or not any level was actually attained). Additionally, the Company will pay for Executive’s COBRA Coverage until the earliest of (A) a period of thirty-six (36) months from the date of Executive’s termination of employment, (B) the date upon which Executive (and Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which Executive ceases to be eligible for coverage under COBRA. Executive’s receipt of COBRA Coverage is subject to Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, if any. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, (i) if Executive receives CIC Severance Payments (or any portion thereof) under this Section 5.2(c), then Executive shall not receive any Continuation Severance Payments (or any portion thereof) under Section 5.2(b) above and (ii) if Executive is terminated on or after July 3, 2021, he will not be entitled to receive any CIC Severance Payments (or any portion thereof) under this Section 5.2(c) or any Continuation Severance Payments (or any portion thereof) under Section 5.2(b).

(d)    For the avoidance of doubt, a termination of Executive due to Executive’s death or Disability or on or after July 3, 2021 shall not be deemed a termination of Executive without Cause, and in such event Executive will only be entitled to receive the Standard Pay.

(e)    The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to Executive (including settlement of Company equity awards that constitute deferred compensation under Section 409A), if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. If, at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following Executive’s termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company or any member of the Company Group reimburse, indemnify, or hold harmless Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

6.    Severance Payment Conditions. As a condition to the receipt of any and all Severance Payments or any other payment benefits described in this Agreement, in addition to any other conditions set forth herein, Executive shall:

(a)    execute and comply with the terms of a general release of all claims (the “General Release”) against the Company Group and their affiliates and representatives, in the form attached hereto as Exhibit B, as updated by the Company for any change in laws. The General Release must be signed, and the period provided therein for revocation must have expired, not later than sixty days from the Date of Termination. Notwithstanding anything to the contrary contained herein, no Severance Payments or other benefits or payments required under this Agreement shall be paid until the General Release is signed and the revocation period has expired, and any amounts that would otherwise have been paid prior to such date shall be paid within a reasonable time after such date, without interest; and

(b)    fully perform and comply with all of Executive’s obligations hereunder, including, without limitation, Executive’s obligations under Section 7. In the event Executive breaches any of Executive’s obligations hereunder (including, without limitation, Executive’s obligations under Section 7), then, in addition to any other remedies to which the Company Group may be entitled as a result of such breach, the Company Group shall be immediately and automatically released from any obligation to make any further Severance Payments and, upon notice from the Company, Executive shall be required to immediately reimburse the Company Group for any and all Severance Payments made to Executive by the Company.

7.    Restrictive Covenants. Executive acknowledges and agrees that during the course of Executive’s employment with any member of the Company Group, Executive will have access to confidential information which, if disclosed, would assist in competition against the Company Group and that Executive will generate goodwill for the Company Group during the course of Executive’s employment. Therefore, Executive hereby acknowledges and agrees that the following restrictive covenants (i) are necessary to protect the goodwill, confidential information, and other legitimate interests of the Company Group (including, without limitation, the preservation of trade secrets, valuable confidential and professional information, substantial relationships with prospective and existing customers and suppliers, and the goodwill that Executive conveyed to the Company Group under the Purchase Agreement (as defined below) and the transactions contemplated thereby), (ii) are reasonable and necessary to induce the Company to enter into this Agreement, and (iii) are of a scope (including, without limitation, the time period and geographic parameters) that is reasonably tailored, and not broader than necessary, to protect the legitimate business interests of the Company Group, and do not prevent or preclude Executive from earning a suitable livelihood. Executive hereby agrees to abide by the following restrictive covenants:

(a)    Non-Competition. During the period of Executive’s employment with any member of the Company Group and through the earlier of (y) July 4, 2021 and (z) the execution and effectiveness of a consulting agreement between Executive or an affiliate of Executive, on the one hand, and a member of the Company Group, on the other, Executive will not, and will not permit any other Person controlling, controlled by or under common control, directly or indirectly, with Executive to, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his, her, or its name or any similar name to, lend his, her or its credit or render services or advice to, any Competitive Business anywhere throughout the lower 48 contiguous United States, provided, however, that nothing herein will be deemed to prevent Executive from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any entity that derives more than fifty percent (50%) of its gross revenues from the conduct of any Competitive Business, whose shares are registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as Executive is not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer; and provided further, however, that nothing herein will be deemed to prevent Executive from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business or any entity involved in a Competitive Business.

(b)    Non-Solicitation. In consideration of Executive’s employment and the terms set forth in this Agreement, during the period of Executive’s employment with any member of the Company Group and through the earlier of (y) July 4, 2021 and (z) the execution and effectiveness of a consulting agreement between Executive or an affiliate of Executive, on the one hand, and a member of the Company Group, on the other, Executive will not, and will not permit any other Person controlling, controlled by or under common control, directly or indirectly, with Executive to, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i)    whether on Executive’s own behalf or on behalf of another Person, provide or solicit to provide any Competitive Services to any Person that: (x) was at any time in the twelve (12) months prior to the Date of Termination a customer, shipper, carrier or other client of any member of the Company Group; or (y) to Executive’s knowledge, was at any time in the twelve (12) months prior to the Date of Termination or solicitation of Competitive Services, a customer, shipper, carrier or other client of any member of the Company Group;

(ii)    whether on Executive’s own behalf or on behalf of another Person, solicit to employ or engage or employ or otherwise engage as an employee, independent contractor, agent or otherwise, any Person who: (x) was at any time in the twelve (12) months prior to the Date of Termination an employee, independent contractor, or agent of, or was otherwise engaged with, any member of the Company Group; or (y) to Executive’s knowledge, was at any time in the twelve (12) months prior to the solicitation, employment, or engagement of such Person, an employee, independent contractor, or agent of, or was otherwise engaged with, any member of the Company Group, provided that (A) general advertising (including general internet advertising) not targeted at a particular employee or consultant or independent contractor (or group thereof) shall not be deemed a breach hereof, nor shall hiring or retaining any Person who responds to such a general advertisement not targeted at a particular employee or consultant or independent contractor (or group thereof), and (B) nothing in this Agreement shall prohibit Executive or any other Person from engaging any professional services firm or other third party advisor that provides consulting services to multiple clients.; or

(iii)    at any time interfere with any member of the Company Group’s relationship with any Person that: (x) was at any time in the twelve (12) months prior to the Date of Termination an employee, contractor, supplier, agent, customer, shipper, carrier or other client of any member of the Company Group; or (y) to Executive’s knowledge, was at any time in the twelve (12) months prior to the interference an employee, contractor, supplier, agent, customer, shipper, carrier or other client of any member of the Company Group; including, without limitation, soliciting, encouraging, advising or influencing such Person(s) to discontinue or reduce the extent of such relationship.

(c)    Non-Disclosure. During the period of Executive’s employment with any member of the Company Group and for one (1) year after such employment is terminated, Executive will not, and will not permit any other Person controlling, controlled by or under common control, directly or indirectly, with Executive to, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i)    make, publish, communicate or take any action to disparage any member of the Company Group or any of their respective stockholders, directors, officers, employees, agents, products or services; or

(ii)    divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other Person(s), or misuse in any way, any confidential information or trade secrets pertaining to any member of the Company Group, except as required or compelled by law.

(d)    Reformation; Severability; Injunctive Relief. Executive expressly acknowledges and agrees that the restrictions contained herein are reasonable and no greater than necessary to protect the legitimate interests of the Company Group. However, if any covenant set forth in this Agreement (including, without limitation, this Section 6) is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be reformed and interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision (or part thereof) of this Agreement (including, without limitation, this Section 6) shall not affect the other provisions hereof (or parts thereof), which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states, and each political subdivision thereof, within the lower 48 contiguous United States. Executive further acknowledges that any violation of this Agreement (including, without limitation, this Section 6) will result in irreparable injury to the Company Group, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Company Group for such a violation. Accordingly, Executive agrees that if Executive violates the provisions of this Agreement (including, without limitation, this Section 6), any member of the Company Group, in addition to all other remedies which may be available to it at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. Such relief will not be exclusive, but will be in addition to all other relief available to Company Group, at law and equity.

8.    Restricted Stock and Stock Options. This Agreement does not incorporate, supersede, or in any way affect Parent’s 2006 Omnibus Incentive Plan, as amended from time to time, or any restricted stock agreements or stock option grants, all of which are governed by separate documents prior to the date hereof.

9.    Limitation on Payments.

(a)    Reduction of Severance Payments. If any payment or benefit that Executive would receive from the Company or any member of the Company Group or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed, indemnified, or held harmless by the Company or any member of the Company Group for any of those payments of personal tax liability.

(b)    Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, all determinations required under this Section 8 shall be made by the Company or its advisors in good faith and in accordance with applicable law and such determinations shall be conclusive and binding on Executive for all purposes. For purposes of making the calculations required by this Section 8, the Company may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive will furnish to the Company such information and documents as the Company reasonably may request in order to make determinations under this Section 8.

10.    Other Provisions. Except as otherwise set forth or permitted herein, no provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer.The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estates, as applicable. This Agreement shall not be assignable by Executive without the prior written consent of the Company. This Agreement shall be governed by the laws of the State of Tennessee. Any litigation or other dispute resolution proceeding may only be brought within Tennessee, and all parties to this Agreement consent to jurisdiction in Hamilton County.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provision in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument. Except for Executive’s NDA, all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth herein. The parties expressly intend for the NDA to otherwise remain in full force and effect. Except as expressly provided herein, this Agreement supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing or anything contained herein to the contrary, the parties agree that any restrictive covenants set forth in that certain purchase agreement dated July 3, 2018 by and among Covenant Logistics Group, Inc. (formerly known as Covenant Transportation Group, Inc.), Landair Holdings, Inc., Scott M. Niswonger and John A. Tweed, as may be amended from time-to-time, remain superseded. . This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of the Company. Notwithstanding the immediately preceding sentence or any other provision of this Agreement, any purported termination of Executive’s employment that is not effected in accordance with a Notice of Termination satisfying Section 5.1 shall not be effective for purposes of this Agreement. In the event a Severance Payment is triggered pursuant to the provisions of Section 5.2, the provisions of Section 5.2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled (including any contrary provisions in any written or oral employment agreement or arrangement Executive may have with any member of the Company Group), whether at law, tort or contract, in equity, or under this Agreement. Subject to Section 8, payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes, without any gross-ups or similar payments made to Executive.

11.    Communications with Government Agencies. Notwithstanding anything contained herein or in the NDA to the contrary, nothing set forth herein or in the NDA shall limit Executive’s ability to communicate with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or limit Executive’s right to receive an award for information provided to any Government Agencies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered, or have caused to be executed and delivered by their duly authorized representatives, this First Amended and Restated Executive Severance Agreement as of the Effective Date.

EXECUTIVE:

/s/ John A. Tweed

John A. Tweed, individually

LANDAIR TRANSPORT, INC.

By: /s/ Joey B. Hogan

Name: Joey B. Hogan

Title: Co-President/CAO

Acknowledged and Agreed:

COVENANT LOGISTICS GROUP, INC.

By: /s/ David Parker

Name: David Parker

Title:CEO

EXHIBIT A - DEFINED TERMS

“Cause” for termination by the Company of Executive’s employment shall mean (i) failure by Executive to perform the essential functions of Executive’s position with the Company, other than any failure resulting from Executive’s incapacity due to physical or mental Disability, it being understood that a reasonable, good faith attempt to perform but failure to do so will not be deemed a failure to perform essential functions; (ii) failure to comply with any lawful directive by the Board of Directors of the Company or the Parent (the “Board”), it being understood that a reasonable, good faith attempt to comply with such directive but failure to do so will not be deemed a failure to comply for purposes of this definition of “Cause”; (iii) a material violation by Executive of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other policy of the Company or Parent; (iv) a breach of any fiduciary duty to any member of the Company Group; (v) misconduct in the course and scope of employment by Executive that is injurious to any member of the Company Group from a monetary or reputational standpoint in any material respect; (vi) any attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of any member of the Company Group or in which any member of the Company Group has an interest or any act of fraud or embezzlement against any member of the Company Group or any of their respective customers or suppliers; (vii) a breach by Executive of any of the covenants contained in Section 6 of this Agreement in any material respect; (viii) the repeated use of alcohol or abuse of prescription drugs by Executive that interferes with Executive’s duties, the use of illegal drugs by Executive, or a violation by Executive of the drug and/or alcohol policies of the Company or Parent; (ix) violation of any applicable law, rule or regulation, including without limitation the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule, or regulation, in each case, that is injurious to any member of the Company Group from a monetary or reputational standpoint in any material respect; or (x) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude. With respect to subsections (i), (ii) and (iii) above, Executive shall be notified in writing (which includes, without limitation, e-mail) of any alleged failure, breach or violation, such notice shall specify in reasonable detail the facts and circumstances claimed to constitute Cause under subsections (i), (ii) or (iii) as applicable and, if such failure, breach, or violation is capable of being remedied or cured, the Executive shall be given at least fifteen (15) calendar days to remedy or cure any failure, breach or violation. For purposes of this definition following a Change in Control, the Board’s determination of “Cause” must be made in good faith and will be binding on Executive.

“Change in Control” means a change in control of the Parent of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as any of the following occurs after the Effective Date:

(i)    Any “person” within the meaning of Section 3(a)(9) of the Exchange Act, and as modified and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Parent, any employee benefit plan sponsored or maintained by the Parent (including any trustee of such plan (acting as trustee) or other fiduciary holding securities under an employee benefit plan of the Company), and any underwriter temporarily holding securities pursuant to an offering of such securities) (“Person”), other than a Permitted Holder becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Parent ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change in Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Parent ordinarily having the right to vote in the election of directors;

(ii)    Individuals who constitute the Board of Directors of the Parent on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election by the Parent’s stockholders was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Parent in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Parent, including, without limitation, in connection with a “tender offer,” as such term is used in Section 14(d) of the Exchange Act), shall be, for purposes of the Agreement, considered as though such person were a member of the Incumbent Board;

(iii)    Upon the consummation by the Parent of a reorganization, merger, or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger, or consolidation, of outstanding securities of the Parent ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors;

(iv)    Upon the approval by the Parent’s stockholders of a complete liquidation and dissolution of the Parent or the sale or other disposition of all or substantially all of the assets of the Parent other than to a subsidiary of the Parent or to an entity controlled by a Permitted Holder; or

(v)    Upon the consummation of a transaction subject to Rule 13e-3 of the Exchange Act in which the Permitted Holders identified in romanette (iii) of the definition of Permitted Holder hereunder are the beneficial owners of more than fifty percent (50%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors.

“Competitive Business” means any business conducted by any member of the Company Group as of the date of Executive’s termination (including any business where strategic plans were in place as of the date of Executive’s termination for any member of the Company Group to engage in such business). For the avoidance of doubt, Competitive Business shall not be deemed to include (i) activities in respect of owned warehouses and the provision of public warehousing services in relation to those warehouses, (ii) activities normally associated with ownership, operation, management, control, and financing of tractor and/or trailer dealerships affiliated with original equipment manufacturers (“OEM”) (including without limitation the ownership that certain Landmark Navistar dealership in which Executive or Executive’s Affiliates formerly had ownership), whether through acquisition or start-up, and including in such activities new and used tractor and trailer sales and leasing that are consistent with OEM dealer activities and not in violation of Section 6(b) above, or (iii) the passive ownership of or investment in trailers or pass-through entities that own trailers and collection of rents therefrom without any material participation in the control, management, marketing, or operation of the leasing operations.

“Competitive Services” means those services provided in the furtherance of a Competitive Business.

“Constructive Termination” means the occurrence of any of the following, without Executive’s express written consent, at any time within twenty-four (24) months following a Change in Control:

(i)    material diminution in the overall scope of Executive’s duties, authorities and/or responsibilities from those held by Executive immediately prior to the time of a Change in Control, it being understood that the fact that the Company is a subsidiary of a different public company or becomes a private company, and any diminution of duties in respect of no longer having public company related duties will not be considered a diminution;

(ii)    written requirement for geographic relocation of the Executive’s assigned principal business location to a location greater than fifty (50) miles from the place of the Executive’s principal business location immediately prior to the time of a Change in Control; or

(iii)    written notice of diminution by ten percent (10%) or more of Executive’s then-current annual base salary or target bonus in effect immediately prior to the time of a Change in Control.

“Parent” means Covenant Logistics Group, Inc.

“Permitted Holder” means: (i) the Parent or a subsidiary of the Parent, (ii) any employee benefit plan sponsored by the Parent or a subsidiary of the Parent, or (iii) David or Jacqueline Parker or their siblings, children, or grandchildren (“Family Members”) or a trust, corporation, partnership, limited partnership, limited liability company, or other such entity, so long as at least eighty percent (80%) of the beneficial interests of the entity are held by Mr. or Mrs. Parker and/or one or more Family Members, where such person(s) or entity acquired their Parent stock from Mr. or Mrs. Parker.

EXHIBIT B – GENERAL RELEASE

In exchange for the payments and benefits described in the agreement to which this release is attached (the “Agreement”), Executive, on his or her own behalf and on behalf of his or her heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company, Parent, each affiliate or subsidiary of the Company or the Parent, and its and their successors and assigns, parents, subsidiaries and affiliates, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his or her employment or other relationships with the Company, Parent, or its or their affiliates, or his or her separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Executive’s rights under the Agreement; (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, (iii) Executive’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any, (iv) Executive’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim, or (v) Executive’s rights under any written contracts between the Executive or his or her affiliated entities and any member of the Company Group. This General Release does not (i) limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Executive’s right to receive an award for information provided to any Government Agencies.

Executive acknowledges that the non-disparagement and confidentiality provisions contained in the Agreement infringe on Executive’s rights described in this release, and Executive agrees that he or she is aware of and has consented to such infringement. Furthermore, notwithstanding the foregoing release, Executive will continue to be entitled to all of his or her respective statutory and other rights to indemnification, including, without limitation, indemnification pursuant to the Company’s organizational documents, indemnification agreements, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this release.

Executive acknowledges that he or she is waiving and releasing any rights he or she may have under the ADEA and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of the Agreement. Executive acknowledges that the consideration given for the Agreement is in addition to anything of value to which he was already entitled. Executive further acknowledges that he or she has been advised by this writing that:

(a)    He or she should consult with an attorney prior to executing the Agreement;

(b)    He or she has at least twenty-one (21) days within which to consider the Agreement;

(c)    He or she has seven (7) days following his or her execution of the Agreement to revoke the Agreement;

(d)    This Agreement will not be effective until the eighth day after Executive executes and does not revoke the Agreement (the “Effective Date”); and

(e)    Nothing in the Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Executive signs the Agreement. In the event that Executive exercises his or her right of revocation, neither Executive nor any member of the Company, Parent, or its or their affiliates will have any further rights or obligations under the Agreement.

It is the desire and intent of the parties that the provisions of this release be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this release is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this release; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this release, to the extent the benefits conferred upon the parties by virtue of this release remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provision in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Executive represents and warrants that he or she has no present knowledge of any injury, illness or disease to him or her that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this Release was attached.

[Signature page follows]

Intending to be legally bound, I have signed this General Release as of the date written below.

Signature: /s/ John A. Tweed

John A. Tweed

Date Signed: 1-25-2021

15